Exhibit 10.1

EXECUTION COPY

Fifth Amendment to

LICENSE AGREEMENT

This Fifth Amendment to the License Agreement (the “Fifth Amendment”) is effective as of May 10, 2016 (the, “Effective Date”) between Corium International, Inc. (“Corium”) located at 235 Constitution Drive, Menlo Park, CA 94025, and The Procter and Gamble Company (hereinafter long with its Affiliates referred to as “P&G”) located at One Procter and Gamble Plaza, Cincinnati. Ohio 45202.  P&G and Corium, may each be referred to as a “Party” and collectively as the “Parties”.

Whereas, the Parties entered into a License Agreement (the “License Agreement”) as of June 13, 2005 pursuant to which P&G was granted certain rights and the Parties each agreed to undertake certain obligations;

Whereas, the Parties have amended the License Agreement as of February 26, 2006, June 29, 2007, August 28, 2009, and May 21, 2015; and

Whereas, the Parties have now determined that they wish to further modify the License Agreement in certain limited respects, including terminating certain license grants therein, and have agreed to enter into this Fifth Amendment for that purpose.

Now, therefore, in consideration of the foregoing and other mutual promises hereinafter set forth and for other good and valuable consideration, the Parties hereto agree as follows:

1.	Section 1.17 “P&G Fields of Use” is deleted in its entirety and replaced by the following:

Section 1.17  “P&G Field of Use” shall include, without limitation, all products related to tooth whitening, whether or not prescription based, as well as any non-prescription oral applications, including the professional field such as dentists, denture adhesive products and products that may provide one or more of the following benefits, either on a stand-alone basis or as a combination: tooth whitening, anti-caries, anti-gingivitis, anti-bacterial, breath freshening or oral cavity pain relief for use in humans and animals. For clarity, the P&G Field of Use includes the P&G Primary Field of Use.

2.	Covenant Not to Sue. Corium hereby covenants not to sue:
a.

any First Protected Party under any patent that may issue from application US 2015/0080437 and any continuations, continuations-in-part, divisionals, reexaminations, reissues, renewals, substitutions, and foreign counterparts or equivalents thereof (herein “Lee Patents”) for any infringement or alleged infringement based upon any act by a First Protected Party, occurring after the Effective Date, and relating to Personal and Beauty Care Products, including acts of making, having made, using, selling, offering for sale, or importing (any such acts, “Infringing Activity”), and/or

b.

any Second Protected Party under any Lee Patents for any Infringing Activity by the Second Protected Party related to Personal and Beauty Care Products acquired directly or indirectly from a P&G Affiliate or manufactured for a P&G Affiliate.

c.

“First Protected Party” means: (a) P&G and P&G Affiliates, including businesses acquired by P&G or a P&G Affiliate after the Effective Date, and P&G and P&G Affiliate successors and assignees; (b) P&G Affiliate officers, directors, employees, and agents; (c) any businesses divested by P&G or a P&G Affiliate after the Effective Date.

d.

“Second Protected Party” means:  (a) any customer of any P&G Affiliate, (b) any consumer, user or distributor of the Personal and Beauty Care Product from a P&G Affiliate, and (c) any manufacturer or supplier of the Personal and Beauty Care Product, or a portion thereof, to a P&G Affiliate  (including any third party manufacturer or supplier); but only to the extent that any such customer, consumer, user, distributor, manufacturer, or supplier acquires the Personal and Beauty Care Product directly or indirectly from, manufactures the Personal and Beauty Care Product for, or supplies the Personal and Beauty Care Product to P&G.

e.	Covenant Runs With Patent Rights. Corium will impose the covenants of this section on any third party(ies) to whom Corium may assign or license any of the Lee Patents.
f.	Corium shall have sole responsibility for preparation, filing, prosecution and maintenance of the Lee Patents and shall pay all cost associated therewith.
g.	For the avoidance of doubt, no rights or licenses, express or implied, are granted under any other Corium patents as a result of the foregoing covenant not to sue.
3.

Results under the Product Development and Services Agreement between Corium and P&G dated 13 June 2015, relating to leave on strips for Personal and Beauty Care, and associated Statement of Work agreements (“SOWs”) therewith, are jointly owned by Corium and P&G.  Notwithstanding the foregoing, Corium covenants and agrees that it will not use the results for the development of skin care or beauty products for a period of 3 years from the date hereof.

4.

In accordance with U.S. patent law and with the terms of the License Agreement including Corium’s ownership of the Lee Patents, the Parties agree that if one or more claims in the Lee Patents are amended to include information provided by P&G to Corium that requires a change in inventorship to name an individual with an obligation to assign rights to P&G, the Parties will work together in good faith to sign all documents to perfect the true and correct inventorship and Corium’s retention of sole ownership rights.

5.	Governing Law of Amendment Agreement. This amendment agreement is governed and construed in accordance with the laws governing the License Agreement.
6.	No further amendments. Except as expressly amended by the provisions hereof, the License Agreement will continue if full force and effect, in accordance with its terms.

IN WITNESS WHEREOF, the Parties hereto hereby execute this Fifth Amendment as of the Effective Date.

Corium International, Inc.		The Procter & Gamble Company

By:	/s/ Christina Dickerson	By:	/s/ Christopher D. Rose

Printed:	Christina Dickerson	Printed:	Christopher D. Rose

Title:	VP, Corporate Development	Title:	Director, Global Business Development

Date:	May 10, 2016	Date:	10 May 2016